                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to { 240.14a-11(c) or { 240.14a-12

                          ALLIANCE ENTERTAINMENT CORP.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          ALLIANCE ENTERTAINMENT CORP.
--------------------------------------------------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:

   -----------------------------------------------------------------------------

2)  Aggregate number of securities to which transaction applies:

   -----------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)

   -----------------------------------------------------------------------------

4)  Proposed maximum aggregate value of transaction:

   -----------------------------------------------------------------------------

5)  Total fee paid:

   -----------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount Previously Paid:  ___________________________________________________

2)  Form Schedule or Registration Statement No.:  ______________________________

3)  Filing Party:  _____________________________________________________________

4)  Date Filed:  _______________________________________________________________

                          ALLIANCE ENTERTAINMENT CORP.
                              110 EAST 59TH STREET
                            NEW YORK, NEW YORK 10022

                          ----------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                OCTOBER 29, 1996

                          ----------------------------

    A Special Meeting of Stockholders of Alliance Entertainment Corp., a Delaware corporation (the "Company"), will be held at the Company's offices at 4250 Coral Ridge Drive, Coral Springs, Florida 33065 on October 29, 1996 at 10:00 a.m., local time, and at any adjourned session of the Special Meeting, to consider and act on the following matters:

    1. To approve the issuance of shares of Common Stock of the Company upon conversion of the Company's Series A Convertible Preferred Stock.

    2. To ratify the acquisition of Red Ant L.L.C. pursuant to the Stock Acquisition and Merger Agreement, dated as of August 15, 1996 among the Company, Wasserstein & Co., Inc., Alvin N. Teller and others, so as to approve the issuance of Contingent Stock contemplated thereby.

    Stockholders are being asked to approve the foregoing matters in order to comply with the rules of the New York Stock Exchange which require stockholder approval prior to the issuance of shares upon conversion of the Series A Convertible Preferred Stock ("Proposal 1") and prior to the issuance of Contingent Stock pursuant to the Stock Acquisition and Merger Agreement ("Proposal 2").

    Assuming the New York Stock Exchange rules are not otherwise satisfied, failure to obtain stockholder approval of Proposal 1 would prevent the conversion of the Series A Convertible Preferred Stock and would obligate the Company to redeem the Preferred Stock on or before July 26, 2005. Failure to obtain stockholder approval of Proposal 2 would obligate the Company to retain an independent investment bank to develop a consideration equivalent to replace the issuance of those shares of Contingent Stock which could not be issued as a result of the New York Stock Exchange rules. Under the rules of the New York Stock Exchange, approval of Proposal 1 and Proposal 2 requires the affirmative vote of a majority of the votes cast on the Proposals, provided that the total vote cast represents more than 50% in interest of all securities entitled to vote on the Proposals.

    Stockholders of record at the close of business on September 20, 1996 are entitled to vote at the meeting and any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the Company's office at 4250 Coral Ridge Drive, Coral Springs, Florida 33065. You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please sign the accompanying proxy and return it in the enclosed postage prepaid envelope.

                                          By Order of the Board of Directors,
                                          ELLIOT B. NEWMAN
                                          SECRETARY

October 3, 1996

                          ALLIANCE ENTERTAINMENT CORP.
                              -------------------

                                PROXY STATEMENT
                        SPECIAL MEETING OF STOCKHOLDERS
                                OCTOBER 29, 1996

                           --------------------------

                                  INTRODUCTION

    This Proxy Statement is being furnished to the stockholders of Alliance Entertainment Corp. ("Alliance" or the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the Special Meeting of the Stockholders of the Company to be held on October 29, 1996 at 10:00 A.M., local time, at the Company's offices at 4250 Coral Ridge Drive, Coral Springs, Florida 33065 and at any adjournments or postponements thereof (the "Special Meeting"). This Proxy Statement and the accompanying proxy card are first being mailed to the stockholders of the Company on or about October 3, 1996.

    You are cordially invited to attend the Special Meeting, but whether or not you attend in person, you are urged to mark, sign and date the enclosed Proxy Card and return it in the enclosed postage prepaid envelope. Shares represented by proxies properly executed and returned, unless previously revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, the shares represented by the proxy will be voted FOR the proposals listed on the Notice of Special Meeting of Stockholders.

    You have the right to revoke your proxy at any time prior to its use by filing a written notice with the Secretary of the Company prior to the convening of the Special Meeting or by presenting another Proxy Card with a later date. If you attend the Special Meeting and desire to vote in person, you may request that your previously submitted Proxy Card not be used.

    The Company will pay all expenses involved in the solicitation of proxies by the Board of Directors. The Company will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Company's transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

                    VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

    Each outstanding share of the Company's Common Stock, par value $.0001 per share (the "Common Stock"), entitles the holder to one vote. Holders of Common Stock do not have preemptive rights. The Company's Certificate of Incorporation and By-laws do not provide for cumulative voting. As of September 20, 1996, the date fixed by the Board of Directors as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting and at any adjournments or postponements thereof (the "Record Date"), there were 44,724,845 shares of Common Stock outstanding. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock shall constitute a quorum for the transaction of business at the Special Meeting. Except as otherwise specifically set forth herein, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Special Meeting is necessary for the approval of the proposals specifically set forth in the Notice of Special Meeting, provided that the total vote cast represents more than 50% in interest of all shares of Common Stock entitled to vote on such proposals. Except as otherwise required by law or by the Certificate of Incorporation the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Special Meeting is necessary to transact any other business which may be brought before the Special Meeting.

    Abstentions may be specified on all proposals. Abstentions will be counted as present for purposes of the item on which the abstention is noted and, thus, have the effect of a vote against the proposal. In the event of a broker non-vote with respect to any proposal coming before the Special Meeting arising from the absence of authorization by the beneficial owner to vote as to that proposal, the proxy will be counted as present for purposes of determining the existence of a quorum, but will not be deemed as present and entitled to vote as to that proposal for purposes of determining the total number of shares of which a majority is required for adoption.

    As of September 20, 1996 each of the following persons was the "beneficial owner," as that term is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of more than five percent of the Common Stock outstanding and entitled to vote at the Special Meeting:

                                                                         COMMON STOCK              PERCENTAGE OF
                         NAME AND ADDRESS                                BENEFICIALLY                SHARES OF
                       OF BENEFICIAL OWNERS                              OWNED(1)(2)            COMMON STOCK(1)(2)
                      ----------------------                        ----------------------  ---------------------------

Joseph J. Bianco..................................................        12,250,388(3)                     27%
110 East 59th Street
New York, New York 10022

Wasserstein & Co., Inc............................................         7,807,928(4)                     17%
31 West 52nd Street
New York, New York 10019

BT Capital Partners, Inc..........................................         3,974,937(5)                      9%
130 Liberty Street
23th Floor
New York, New York 10006

Bain Capital, Inc.................................................         3,306,972(6)                      7%
Two Copley Place
Boston, MA 02116

Jerry Bassin......................................................         2,068,625(7)                      5%
15959 N.W. 15th Avenue
Miami, Florida 33169

------------------------

(1) As used herein, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition of, a security. Except as otherwise indicated, all persons named herein have (i) voting power and/or investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock.

(2) With respect to each stockholder, includes any shares issuable upon exercise of all options or warrants held by such stockholder that are currently exercisable or will become exercisable within 60 days after September 20, 1996.

(3) Includes (i) 3,128,560 shares of Common Stock which Mr. Bianco has the right to vote and dispose of, (ii) options to purchase 1,326,666 shares of Common Stock held by Mr. Bianco which are exercisable within 60 days after September 20, 1996, (iii) 4,488,190 shares of Common Stock which Mr. Bianco has the right to vote on any and all matters presented to any meeting of stockholders, including the election of directors, which Jerry Bassin (1,768,625 shares), Anil K. Narang (50,000 shares), Alan Shapiro (1,837,065 shares), Lawrence Burstein (399,250 shares) and Barry Goldin (433,250 shares) own and (iv) 3,306,972 shares of Common Stock which are owned by certain funds managed by Bain Capital, Inc. and which Mr. Bianco has the right to vote on the election of directors. Does not include options to purchase 333,334 shares of Common Stock held by Mr. Bianco which are not exercisable within 60 days after September 20, 1996.

(4) Includes 2,904,766 shares of Common Stock held by Wasserstein & Co., Inc. and 4,903,162 shares of Common Stock held by WP Management Partners L.L.C. on behalf of U.S. Equity Partners, L.P. and U.S. Equity Partners (Offshore), L.P. based on information reflected in a Schedule 13D filed on August 28, 1996. Does not include options to purchase 10,000 shares of Common Stock issued to W. Townsend Ziebold, a Managing Director of Wasserstein Perella & Co., an affiliate of Wasserstein & Co., Inc., or options to purchase 10,000 shares of Common Stock issued to Randall Weisenburger, a Managing Director of Wasserstein Perella & Co., which are exercisable within 60 days after September 20, 1996.

(5) Includes 3,567,034 shares of Common Stock and warrants to acquire 227,489 shares of Common Stock at an exercise price of $5.00 per share and 180,414 shares of Common Stock at an exercise price of $8.00 per share. Does not include 4,827,586 shares of Common Stock which may be issued upon conversion of the Company's Series A Convertible Preferred Stock held by BT Capital Partners, Inc. upon approval of Proposal 1 herein. Also does not include options to purchase 10,000 shares of Common Stock issued to Robert Marakovitz, a Managing Director of BT Capital Partners, Inc., or options to purchase 10,000 shares of Common Stock issued to Douglas Brent, President of BT Capital Partners, Inc., which are exercisable within 60 days after September 20, 1996.

(6) Comprised of 3,306,972 shares of Common Stock held by certain funds managed by Bain Capital, Inc. Does not include options to purchase 20,000 shares of Common Stock issued to Robert Gay, a Managing Director of Bain Capital, Inc., which are exercisable within 60 days after September 20, 1996.

(7) Includes options to purchase 300,000 shares of Common Stock which are exercisable within 60 days after September 20, 1996. Does not include options to purchase 20,000 shares of Common Stock which are not exercisable within 60 days after September 20, 1996.

                      PROPOSAL 1--APPROVAL OF COMMON STOCK
                       ISSUABLE ON CONVERSION OF SERIES A
                          CONVERTIBLE PREFERRED STOCK

THE PROPOSAL

    On July 16, 1996, the Company issued 422,500 shares of Series A Convertible Preferred Stock, par value $.01 per share (liquidation value of $100 per share) (the "Preferred Stock"), to BT Capital Partners, Inc. ("BT Capital") and BCI Growth IV L.P. ("BCI") for an aggregate purchase price of $42,250,000 pursuant to a Stock Purchase Agreement dated as of July 16, 1996 (the "Purchase Agreement").

    Since BT Capital was the beneficial owner of more than 5% of the Common Stock prior to the consummation of the transactions contemplated by the Purchase Agreement, Rule 312.03(b) of the New York Stock Exchange Listed Company Manual requires that stockholder approval be obtained prior to the issuance of Common Stock to BT Capital having voting power in excess of 1% of the voting stock outstanding. The Certificate of Designation setting forth the terms of the Preferred Stock (the "Certificate of Designation") provides that the Preferred Stock cannot be converted into Common Stock until the stockholders approve the issuance of Common Stock upon conversion of the Preferred Stock or the requirements of the New York Stock Exchange are otherwise satisfied to permit conversion thereof. In Proposal 1, the stockholders are being asked to approve the issuance of shares of Common Stock upon conversion of the Preferred Stock (initially 5,827,586 shares subject to anti-dilution adjustment) issued pursuant to the Purchase Agreement on July 16, 1996.

    In the event that the stockholders do not approve Proposal 1 and the requirements of the New York Stock Exchange are not otherwise satisfied to permit conversion thereof on or before July 26, 2005, the

Company will be obligated to redeem the shares of Preferred Stock at a redemption price equal to the lesser of (i) the amount which would give the holder of the Preferred Stock an Internal Rate of Return (as defined in the Certificate of Designation) of 35% or (ii) the greater of the Liquidation Value (as defined in the Certificate of Designation) of the Preferred Stock or 75% of the Company's cumulative EBITDA (as defined in the Certificate of Designation) from the date of issuance to the date of redemption times the proportion of the number of shares of Preferred Stock being redeemed to the total number of shares of Preferred Stock issued.

TERMS OF THE PREFERRED STOCK

    The Preferred Stock has a Liquidation Value of $100 per share plus any accrued and unpaid dividends. Upon the liquidation, dissolution or winding up of the Company, holders of the Preferred Stock are entitled to the Liquidation Value of the Preferred Stock plus any accrued and unpaid dividends on the Preferred Stock prior to any payment being made to holders of Common Stock or any stock of the Company junior to the Preferred Stock.

    Dividends on the Preferred Stock are payable, when, if and as declared by the Board of Directors of the Company, in additional shares of Preferred Stock at an annual rate of 7-7/8% of the Liquidation Value of each outstanding share of Preferred Stock.

    Under the terms of the Certificate of Designation, the Preferred Stock may be redeemed at its Liquidation Value by the Company at its option in whole, but not in part, at any time after July 16, 1999, on at least 30 days notice, if the market price of the Common Stock for 20 of 30 consecutive trading days prior to such notice exceeds $11.00 per share, subject to adjustment for stock dividends, stock splits and reverse stock splits, and the shares of Common Stock issued in redemption are either registered under the Securities Act of 1933, as amended (the "Securities Act"), or can be sold in reliance upon an exemption from the registration requirements of the Securities Act.

    The Preferred Stock may also be redeemed by the Company at its option in whole, but not in part, at any time after July 16, 1999, if as of the end of the most recent fiscal quarter (the "Valuation Date") prior to such notice, the amount equal to:

        (i) the sum of (A) the Company's EBITDA for the four fiscal quarters ended on the Valuation Date, multiplied by ten (10), plus (B) without duplication, the cash, if any, that would be deemed received by the Company in connection with options and convertible securities deemed exercised or converted pursuant to (ii) following, minus (C) the sum of the Company's long-term debt on the Valuation Date,

DIVIDED BY

        (ii) the number of shares of the Company's Common Stock outstanding on the Valuation Date, determined on a fully diluted basis in accordance with generally accepted accounting principles for financial reporting purposes (the so-called "treasury method" of accounting for shares), including without limitation Common Stock issuable upon conversion of Preferred Stock if and to the extent that Preferred Stock is not treated as long-term debt, is greater than $11.00. The redemption price for each share of Preferred Stock redeemed pursuant to this provision shall be the amount which will cause the holder to realize an Internal Rate of Return of 35% with respect to its investment in such shares.

    At any time after the Preferred Stock has become convertible by the holders as a result of approval of Proposal 1, if a Corporate Change (as defined below) is to occur and the holders of Preferred Stock refuse to provide the vote or written consent required to authorize such Corporate Change, the Company may redeem all of the outstanding Preferred Stock immediately prior to the consummation of such Corporate Change at liquidation value plus accrued dividends. A "Corporate Change" means (i) the sale, exchange or transfer of all or substantially all of the Company's assets, or (ii) any transaction or series of related transactions in which one or more persons (other than a holder of Preferred Stock or an affiliate thereof) shall directly or indirectly acquire ownership of or control over capital stock (not including shares held or controlled by them on the date of original issuance of the Preferred Stock) of the Company (or securities exchangeable for or convertible into such stock) entitled to elect 50% or more of the Company's Board of Directors and representing at least 50% of the number of shares of Common Stock outstanding.

    In addition, as noted above, in the event that the stockholders do not approve the issuance of Common Stock upon conversion of the Preferred Stock and the requirements of the New York Stock Exchange are not otherwise satisfied to permit conversion thereof on or before July 26, 2005, the Company will be obligated to redeem the shares of Preferred Stock at a redemption price equal to the lesser of (i) the amount which would give the holder of the Preferred Stock an Internal Rate of Return of 35% or (ii) the greater of the Liquidation Value of the Preferred Stock or 75% of the Company's cumulative EBITDA from the date of issuance to the date of redemption times the proportion of the number of shares of Preferred Stock being redeemed to the total number of shares of Preferred Stock issued.

    The Company's credit agreement and the indenture with respect to the Company's 11-1/4% Senior Subordinated Notes contain restrictive covenants which may require the Company to obtain the consent of banks or noteholders, respectively, before it can redeem the Preferred Stock in accordance with its terms.

    Upon approval of this Proposal 1 by the holders of Common Stock, the holders of Preferred Stock may at any time thereafter convert shares of Preferred Stock into Common Stock at the Conversion Price (as defined in the Certificate of Designation) then in effect. The Conversion Price is initially $7.25 per share of Common Stock, and is subject to adjustment for dilutive issuances of securities.

    Holders of Preferred Stock generally have no voting rights. However, so long as the shares of Common Stock receivable upon conversion of the Preferred Stock outstanding represent at least five percent (5%) of the Common Stock outstanding, determined on a fully diluted basis, without the prior affirmative vote or written consent of the holders of at least a majority of all shares of the Preferred Stock outstanding at the time, the Company shall not (i) increase the number of shares of the Preferred Stock which the Company is authorized to issue, or issue additional shares of Preferred Stock except in connection with the payment of dividends on Preferred Stock; (ii) declare or pay any dividend or make any other distribution on any securities junior to the Preferred Stock other than dividends or distributions payable solely in securities junior to the Preferred Stock, or purchase, redeem, or otherwise acquire for any consideration, or set aside as a sinking fund or other fund for the redemption or repurchase of any securities junior to the Preferred Stock or any warrants, rights or options to purchase the same, unless the dividend payment and redemption obligations of the Company with respect to the Preferred Stock have been fully satisfied; or (iii) cause or permit a Corporate Change to occur.

    The holders of Preferred Stock also have certain rights to require the Company to register under the Securities Act shares of Common Stock issued upon conversion of Preferred Stock.

VOTE REQUIRED FOR APPROVAL OF PROPOSAL 1

    Approval of Proposal 1 will require the affirmative vote of the holders of a majority of shares of Common Stock present or represented by proxy and entitled to vote at the Special Meeting, provided that the total vote cast represents more than 50% in interest of all shares of Common Stock entitled to vote on Proposal 1. Holders of Common Stock representing in excess of 50% of the outstanding shares of Common Stock entitled to vote at the Special Meeting have agreed to vote their shares in favor of Proposal 1, thereby assuring that Proposal 1 will be approved. See "Proposal 2--Voting Agreement".

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE PREFERRED STOCK.

                  PROPOSAL 2--RATIFICATION OF THE ACQUISITION
                       OF RED ANT L.L.C. PURSUANT TO THE
                     STOCK ACQUISITION AND MERGER AGREEMENT
                          DATED AS OF AUGUST 15, 1996
                         SO AS TO APPROVE THE ISSUANCE
                    OF CONTINGENT STOCK CONTEMPLATED THEREBY

THE PROPOSAL

    On August 27, 1996, pursuant to the Stock Acquisition and Merger Agreement (the "Acquisition Agreement") dated as of August 15, 1996 among Alvin N. Teller, Wasserstein & Co. Inc. ("WCI"), the Company and other parties thereto, the Company acquired (the "Acquisition") all the outstanding membership units of Red Ant L.L.C., a Delaware limited liability company ("Red Ant"), from Mr. Teller and WCI in exchange for (i) 6,718,751 shares of Common Stock issued to Mr. Teller and WCI and its affiliates and (ii) the right to receive an additional 2,500,000 shares of Common Stock ("Contingent Stock") contingent upon the market price of the Company's Common Stock achieving certain target limits described below under "-- The Acquisition Agreement". Since the issuance of all of the Contingent Stock, when added to the stock issued on the closing of the Acquisition, would result in the issuance of in excess of 20% of the Company's outstanding Common Stock prior to the Acquisition, Rule 312.03(c) of the New York Stock Exchange Listed Company Manual requires stockholder approval for the issuance of those shares of Contingent Stock that, incrementally, would result in the issuance of more than 20% of the Company's outstanding voting stock.

    In Proposal 2, the stockholders are being asked to ratify the Acquisition which was consummated on August 27, 1996. In the event the Company's stockholders fail to ratify the Acquisition, the Company would not be able to issue all the shares of the Contingent Stock and would be obligated pursuant to the Acquisition Agreement to select an independent investment bank to structure consideration equivalent to the Contingent Stock not issued.

DESCRIPTION OF RED ANT

    Red Ant is a Los Angeles based record label recently formed by Mr. Teller and WCI to build a roster of alternative, urban contemporary and country music artists. Red Ant's management team is headed by Mr. Teller, the former chairman and chief executive officer of MCA Music Entertainment Group ("MCA"). Prior to his employment at MCA, Mr. Teller served as president of CBS Records, Columbia Records and United Artists Records. Prior to the Acquisition, Red Ant was capitalized with $20 million of equity in the form of cash and letters of credit provided by WCI and its affiliates and has only recently commenced operations. The Company acquired Red Ant in order to accelerate its development of proprietary product and add to its expanding presence in independent label distribution. The Acquisition will be accounted for as a "purchase" for financial reporting purposes.

THE ACQUISITION AGREEMENT

    Pursuant to the terms of the Acquisition Agreement the Company acquired all the outstanding membership units of Red Ant by acquiring its members through (i) the merger of Alliance Acquisition Co. Inc., a wholly owned Delaware subsidiary of the Company, into Red Ant Box, Inc., a Delaware corporation wholly owned by Alvin N. Teller, and (ii) the acquisition of all the outstanding shares of capital stock of Red Ant Holdings, Inc., a Delaware corporation, from Wasserstein & Co., Inc. ("WCI") and its affiliates, U.S. Equity Partners, L.P. and U.S. Equity Partners (Offshore), L.P.

    As consideration for the Acquisition, Mr. Teller was issued 760,823 shares of the Company's Common Stock and WCI and its affiliates were issued an aggregate of 5,957,928 shares of Common Stock. In addition, the Acquisition Agreement provides for the issuance of a maximum of 2,500,000 additional shares of Common Stock to Mr. Teller, WCI and its affiliates in the event the price of the Company's

Common Stock reaches certain levels over a period of four years from August 27, 1996, the closing date of the Acquisition (the "Closing Date"). In particular, if at any time during the period of two years following the Closing Date, the price of the Common Stock remains at or above any of the Target Contingent Acquisition Prices indicated on the schedule below for any 25 trading days out of a period of 30 consecutive trading days, then Mr. Teller shall be entitled to receive the corresponding percentage of 500,000 shares of Common Stock and WCI and its affiliates shall be entitled to receive the corresponding percentage of 750,000 shares of Common Stock (the "Tranche 1 Contingent Stock"):

                      TRANCHE 1 CONTINGENT STOCK SCHEDULE

                         PERCENTAGE
TARGET CONTINGENT  OF TRANCHE 1 CONTINGENT
ACQUISITION PRICE      STOCK ISSUABLE
-----------------  -----------------------

    $    9.00                 25.00%
         9.25                 31.25
         9.50                 37.50
         9.75                 43.75
        10.00                 50.00
        10.25                 56.25
        10.50                 63.50
        10.75                 69.75
        11.00                 75.00
        11.25                 81.25
        11.50                 87.50
        11.75                 93.75
        12.00                100.00

    If, at any time during the period of four years following the Closing Date, the price of the Common Stock remains at or above any of the Target Contingent Acquisition Prices indicated on the schedule below for any 85 trading days out of a period of 90 consecutive trading days, then Mr. Teller shall be entitled to receive the corresponding percentage of 500,000 shares of Common Stock and WCI and its affiliates shall be entitled to receive the corresponding percentage of 750,000 shares of Common Stock (the "Tranche 2 Contingent Stock"):

                      TRANCHE 2 CONTINGENT STOCK SCHEDULE

                         PERCENTAGE
TARGET CONTINGENT  OF TRANCHE 2 CONTINGENT
ACQUISITION PRICE      STOCK ISSUABLE
-----------------  -----------------------

    $   13.00                 50.00%
        13.50                 56.25
        14.00                 62.50
        14.50                 68.75
        15.00                 75.00
        15.50                 81.25
        16.00                 87.50
        16.50                 93.75
        17.00                100.00

    In the event of a Change of Control (as defined in the Acquisition Agreement) all the shares of Contingent Stock would be immediately issuable to Mr. Teller and WCI and its affiliates. The Acquisition Agreement also provides that in the event the Common Stock of the Company is no longer required to be registered under the Exchange Act, or the issuance of the Contingent Stock is not approved by stockholder vote within a certain time period, then the Company shall engage an investment bank unaffiliated with the Company to structure consideration equivalent to the Contingent Stock not issued. In addition, the issuance of 150,000 shares of Contingent Stock is subject to reallocation between Mr. Teller and WCI under certain circumstances.

    The Acquisition Agreement also grants certain registration rights to WCI and its affiliates and to Mr. Teller.

    RELATED TRANSACTIONS

    EMPLOYMENT CONTRACTS. In connection with the Acquisition, Mr. Teller and the Company entered into an employment agreement dated as of August 15, 1996 (the "Employment Agreement") pursuant to which, among other things, Mr. Teller will be employed for a term of five years as Chief Executive Officer, Co-Chairman and President of the Company at a base annual salary of not less than $1,500,000, subject to annual bonuses in the discretion of the Compensation Committee. Mr. Joseph Bianco will serve as the Company's other Co-Chairman.

    The Company granted Mr. Teller options to purchase 5,000,000 shares of Common Stock at an exercise price of $6.00 per share. Options to purchase 1,000,000 shares of Common Stock vest immediately. The remaining options to purchase 4,000,000 shares of Common Stock vest in four equal installments commencing on August 15, 1997 subject to accelerated vesting under certain circumstances. The terms of the options run from five to nine years.

    The Company agreed to pay Mr. Teller an acquisition bonus in the event that more than 50% of the outstanding shares of Common Stock are acquired in a Change of Control (as defined in the Employment Agreement) at a price in excess of $11.00 per share. The amount of the bonus is generally 1,000,000 times the amount by which the price paid in the Change of Control exceeds $11.00 per share. This amount is payable if a qualifying Change of Control occurs during Mr. Teller's employment or within a period of up to two years subsequent thereto. During the later parts of such period, only 50% of such bonus would be payable.

    The Company also agreed to adopt and maintain a restricted stock plan under which up to 500,000 shares of Common Stock are to be issued to employees of Red Ant and its subsidiaries (including Mr. Teller), each at the direction of Mr. Teller, provided that the market price of the Company's Common Stock reaches levels identical to those targets governing the issuance of the Contingent Stock in the Acquisition. See "--The Acquisition Agreement".

    In connection with the appointment of Mr. Teller as Chief Executive Officer, Co-Chairman and President of the Company, the employment contracts of Joseph J. Bianco, Anil K. Narang and Elliot B. Newman have been amended to reflect revised titles, duties, termination provisions and compensation for surrender of long-term incentive awards granted in 1995 and 1996.

    STOCK PURCHASE AGREEMENTS. As a condition to the consummation of the Acquisition, WCI and its affiliates, U.S. Equity Partners, L.P., and U.S. Equity Partners (Offshore), L.P., acquired at a purchase price of $6.00 per share 1,350,000 shares of Common Stock from Mr. Bianco and 500,000 shares of Common Stock from Mr. Narang pursuant to stock purchase agreements dated August 15, 1996 (the "Stock Purchase Agreements").

    BOARD OF DIRECTORS COMPOSITION. In connection with the consummation of the Acquisition, Messrs. Friedman, Goldin, Kaufmann and Rothschild resigned as members of the Company's Board of Directors, and the following persons were appointed as members of the Board to fill the vacancies created by such resignations: CLASS I DIRECTORS--TERM EXPIRING IN 1999--Alvin N. Teller, W. Townsend Ziebold (a designee of WCI) and Douglas Brent (a designee of BT Capital); CLASS II DIRECTOR--TERM EXPIRING IN 1997--Randall Weisenburger (a designee of WCI).

    The Acquisition Agreement granted WCI and Mr. Teller the right to designate two and one nominees, respectively, to the Board of Directors. WCI maintains its right to have its two nominees appointed to the Board of Directors so long as WCI, any wholly owned subsidiary of WCI or any limited partnership of which a wholly owned subsidiary of WCI is general partner (collectively, "WCI Entities") hold in the aggregate 3,900,000 shares of Common Stock (subject to adjustment for stock splits, combinations and recapitalizations). So long as WCI Entities hold an aggregate of 780,000 shares of Common Stock, WCI may nominate one representative for election to the Board of Directors. Mr. Teller has the right to select a representative for the Board of Directors of the Company so long as he is the beneficial owner of at least 380,400 shares of Common Stock.

    APPROVAL OF MATERIAL TRANSACTIONS AND FINANCINGS. Under the Acquisition Agreement, the following actions by the Company require the prior written consent of WCI and Mr. Teller so long as the WCI Entities and Mr. Teller beneficially hold at least 3,900,000 (subject to adjustment) and 380,400 shares of Common Stock, respectively (or in the case of WCI and its affiliates, at least 5,800,000 shares (subject to adjustment) and such amount represents at least 4.1% of the fully diluted Common Stock): (i) amendment or restatement of the Company's Certificate of Incorporation; (ii) the dissolution, liquidation or winding up of the Company or the commencement of a voluntary proceeding seeking reorganization or other relief under bankruptcy or similar laws; or (iii) any merger, consolidation or combination involving the Company or sale or other transfer by the Company to a third party of substantially all the Company's assets. In addition, the By-laws of the Company provide that a Finance Committee, made up of the two Co-Chairmen and nominees of BT Capital and WCI, shall review and approve proposed transactions which contemplate the issuance of securities or the refinancing of bank debt. Issuances of equity securities of the Company for cash or debt in excess of $10 million in a 12-month period, and any proposal regarding a merger or acquisition in which the consideration paid exceeds $50 million or which involves the issuance of equity securities in excess of certain maximums over the previous 12-month period require that the Finance Committee recommend the proposal unanimously. The rights of WCI and its affiliates to designate a member of the Finance Committee is subject to the ownership thresholds described above.

VOTING AGREEMENT

    The Voting Agreement, dated as of August 15, 1996, among WCI and its affiliates, Mr. Teller, Mr. Bianco, BT Capital, Bain Capital, Inc. and others (the "Voting Agreement") stipulates that the parties thereto will vote for (i) the approval of the conversion rights of the Series A Convertible Preferred Stock of the Company (See "Proposal 1--Terms of the Preferred Stock"), (ii) the approval of the Company's issuance of Common Stock pursuant to any party's exercise of such conversion rights, (iii) transactions contemplated in the Acquisition Agreement, including the issuance of Contingent Shares, and (iv) the election of directors designated by WCI and its affiliates, Mr. Teller, BT Capital, Bain Capital, Inc. and Mr. Bianco. The Voting Agreement also provides that Mr. Bianco shall use his best efforts to cause each of the parties to the Stockholders Agreement executed as of November 30, 1993 and amended and restated as of May 18, 1995, to grant an irrevocable proxy to Mr. Teller with respect to their shares, such proxy to be effective to the extent set forth in such Stockholders Agreement upon the death of Mr. Bianco. The parties to the Voting Agreement, as of September 20, 1996, own approximately 53% of the issued and outstanding Common Stock of the Company.

VOTE REQUIRED FOR APPROVAL OF PROPOSAL 2

    Approval of Proposal 2 will require the affirmative vote of the holders of a majority of shares of Common Stock present or represented by proxy and entitled to vote at the Special Meeting, provided that the total vote cast represents more than 50% in interest of all shares of Common Stock entitled to vote on Proposal 2. Holders of 16,927,865 shares of Common Stock (which excludes 6,718,751 shares of Common Stock acquired by Mr. Teller and WCI pursuant to the Acquisition Agreement), representing approximately 38% of the shares entitled to vote at the Special Meeting, have agreed to vote their shares in favor of Proposal 2. See "--The Voting Agreement." Pursuant to the New York Stock Exchange rules, the Common Stock acquired by Mr. Teller and WCI pursuant to the Acquisition Agreement (but not Common Stock acquired by them pursuant to the Stock Purchase Agreements) which would otherwise be subject to the provisions of the Voting Agreement shall be voted in proportion to the votes cast with respect to all other shares of Common Stock voted in person or by proxy at the Special Meeting. In the event the stockholders fail to approve Proposal 2, the Company would be obligated to select an independent investment bank to develop a consideration equivalent to replace the issuance of those shares of Contingent Stock which could not be issued as a result of the New York Stock Exchange rules.

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE ACQUISITION AGREEMENT SO AS TO APPROVE THE ISSUANCE OF CONTINGENT STOCK CONTEMPLATED THEREBY.

                                 OTHER BUSINESS

    No business may be brought before the Special Meeting other than the consideration of Proposals 1 and 2 and procedural matters that may arise in connection therewith.

STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the 1997 annual meeting must be received by the Company at its principal executive offices for inclusion in the Company's proxy statement and form of proxy relating to such meeting on or before March 4, 1997.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Incorporated by reference in this Proxy Statement, and subject in each case to information contained in this Proxy Statement, are the following documents filed by the Company with the Securities and Exchange Commission pursuant to the Exchange Act: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by Forms 10-K/A on March 19, 1996 and April 29, 1996; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; and (iii) the Company's Current Reports on Form 8-K dated March 22, 1996, April 29, 1996, May 9, 1996, June 21, 1996,
July 16, 1996, August 15, 1996 and August 27, 1996.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Proxy Statement is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Such request should be directed to the Secretary, Alliance Entertainment Corp., 4250 Coral Ridge Drive, Coral Springs, Florida 33065 (telephone: (954) 346-0110).
                            ------------------------

    PLEASE EXERCISE YOUR RIGHT TO VOTE BY PROMPTLY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY FORM. You may later revoke the proxy and, if you are able to attend the meeting, you may vote your shares in person.

                                          By Order of the Board of Directors,
                                          ELLIOT B. NEWMAN
                                          SECRETARY

October 3, 1996

                          ALLIANCE ENTERTAINMENT CORP.

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ALLIANCE ENTERTAINMENT
                                     CORP.

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS AT 10:00 A.M., LOCAL TIME, OCTOBER
                                   29, 1996,
AT ALLIANCE ENTERTAINMENT CORP., 4250 CORAL RIDGE DRIVE, CORAL SPRINGS, FLORIDA

    The undersigned hereby appoints ALVIN N. TELLER, JOSEPH J. BIANCO, ANIL K. NARANG and ELLIOT B. NEWMAN, and each of them, with power of substitution, as proxies of the undersigned to vote all shares of stock which the undersigned is entitled in any capacity to vote at the above-stated Special Meeting, and at all adjournments and postponements thereof in their discretion, upon such other matters as may properly be brought before the meeting. This proxy revokes all prior proxies given by the undersigned.

    ALL PROPERLY SIGNED PROXIES WILL BE VOTED AS DIRECTED. ALL ABSTAIN VOTES WILL BE COUNTED IN DETERMINING THE EXISTENCE OF A QUORUM AT THE SPECIAL MEETING, BUT WILL NOT BE VOTED IN FAVOR OF THE PROPOSAL AS TO WHICH SUCH ABSTAIN VOTE WAS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK UPON CONVERSION OF SERIES A CONVERTIBLE PREFERRED STOCK (PROPOSAL 1) AND FOR RATIFICATION OF THE STOCK ACQUISITION AND MERGER AGREEMENT SO AS TO APPROVE THE ISSUANCE OF CONTINGENT STOCK CONTEMPLATED THEREBY (PROPOSAL 2).

    RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED.

    1. Approval of issuance of Common Stock upon conversion of the Series A Convertible Preferred Stock of Alliance Entertainment Corp.

            / /  For            / /  Against            / /  Abstain

                                                     (CONTINUED ON REVERSE SIDE)

(CONTINUED FROM REVERSE SIDE)

    2. Ratification of the Stock Acquisition and Merger Agreement so as to approve the issuance of Contingent Stock contemplated thereby.

            / /  For            / /  Against            / /  Abstain

    PLEASE SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

    THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR PROPOSALS 1 AND 2.
                                              SIGNATURES: ______________________
                                              __________________________________
                                              DATE: ____________________________

                                              NOTE: Joint Owners should EACH
                                                    sign. Please sign EXACTLY as
                                                    your name(s) appear(s) on
                                                    this card. When signing as
                                                    an attorney, trustee,
                                                    executor, administrator or
                                                    guardian or corporate
                                                    officer please give full
                                                    name as such.